Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY REPORTS RECENT PIPELINE DEVELOPMENTS AND FIRST QUARTER

2009 RESULTS

— Infinity reaffirms its commitment to advancing its Hsp90 chaperone inhibitor program and projects that it has capital sufficient to fund its operating plan into 2013 —

CAMBRIDGE, Mass. – May 4, 2009 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today reviewed recent clinical developments, reaffirmed its commitment to advancing its Hsp90 chaperone inhibitor program, provided updated 2009 guidance, and announced first quarter 2009 financial results.

“Infinity’s clinical programs and business remain fundamentally strong,” said Steven H. Holtzman, chair and chief executive officer. “Even as we faced the challenge of stopping our Phase 3 RING trial with our lead agent, IPI-504, we are committed to moving forward with the clinical development of our Hsp90 chaperone inhibitors. We are continuing to advance our promising program in Hedgehog pathway inhibition, and to break new ground with our early-stage programs. As we do so, we are supported and strengthened by a cash runway that takes us into 2013 and an incredible team of scientists and businesspeople who are dedicated to discovering, developing, and delivering to patients important new medicines for the treatment of cancer.”

Hsp90 Chaperone Inhibitor Program Developments

Infinity announced in April 2009 that it had closed the RING trial—an international Phase 3 registration trial of IPI-504 (retaspimycin hydrochloride), its heat shock protein 90 (Hsp90) chaperone inhibitor, in patients with refractory gastrointestinal stromal tumors (GIST). Infinity decided to close the trial based on the recommendation of the study’s Independent Data Monitoring Committee which, after an early review of safety data, observed a higher than anticipated mortality rate among patients enrolled in the treatment arm of the study. While the RING trial had similar entry criteria to the earlier study of IPI-504 in patients with refractory GIST, a preliminary review of the data suggests that the patients enrolled in the RING trial had more advanced disease. Assembly and analysis of the data are ongoing, and Infinity expects to publish final results once they are available.

Infinity remains committed to the development of its Hsp90 chaperone inhibitors. The company has several ongoing clinical trials, including the Phase 2 portion of a study of IPI-504 in patients with non-small cell lung cancer (NSCLC), a Phase 2 study of IPI-504 in combination with Herceptin® (trastuzumab) in patients with HER2-positive metastatic breast cancer, and a Phase 1b study of IPI-504 in combination with Taxotere® (docetaxel) in patients with advanced solid tumors. Infinity is also conducting a Phase 1 study of IPI-493, the company’s oral Hsp90 chaperone inhibitor, in patients with advanced solid tumors. Infinity is currently amending the protocols for these studies. While protocol modifications are being submitted to and reviewed by the U.S. Food and Drug Administration (FDA), Infinity has temporarily stopped enrolling new patients in these studies. Patients currently undergoing dose administration in the Phase 2 studies with IPI-504 may continue to be treated at a lower dose. Infinity anticipates that it will resume enrolling new patients in its Hsp90 program over the next several months.

Infinity expects to report preliminary Phase 2 results from its study of IPI-504 in patients with NSCLC and preliminary data from its Phase 1b trial of IPI-504 in combination with Taxotere at the upcoming American Society for Clinical Oncology (ASCO) Annual Meeting, May 29-June 2, 2009 in Orlando, Florida. Preliminary data from the Phase 1 clinical trial of oral IPI-493 is expected to be reported in 2010.

“At Infinity, our development strategy is to turn cutting-edge science into breakthrough medicines. We believe strongly in the scientific promise of Hsp90 chaperone inhibition as a new angle of attack, and in the therapeutic potential of IPI-504 and IPI-493 to treat a broad range of cancers,” said Julian Adams, Ph.D., president of research and development and chief scientific officer. “We are working diligently with our colleagues in the clinical and academic community and with the FDA to learn from our previous and ongoing clinical trials in order to best inform our programs moving forward. We look forward to sharing clinical data at ASCO later this month, and in other scientific meetings and publications in the future.”

Recent Research & Development Highlights

Infinity has completed enrollment in the Phase 2 portion of its study of IPI-504 in patients with advanced NSCLC. The study initially enrolled patients in two equal groups: one group with known epidermal growth factor receptor (EGFR) mutations and one group with wild-type EGFR. After having met the pre-specified criteria for expansion in both arms of the study, Infinity fully enrolled both arms and expects to report preliminary data at ASCO.

Infinity presented preclinical data on IPI-504 in a model of HER2-positive breast cancer at the 2009 American Association of Cancer Research (AACR) Annual Meeting in April. Infinity, in collaboration with researchers from Vall d’Hebron Institute of Oncology in Barcelona, Spain, showed that in Herceptin-resistant xenografts, HER2 protein levels were significantly reduced in vivo after a single dose of IPI-504. Further, dose administration with IPI-504 in this model produced substantial tumor growth inhibition.

Also at AACR, Infinity presented additional preclinical data from studies of IPI-926, its oral Hedgehog pathway inhibitor that is in Phase 1 clinical development. Data presented further elucidate the promising role of Hedgehog pathway inhibition in addressing a broad range of cancers, including those that are Hedgehog ligand-independent as well as Hedgehog ligand-dependent. In a number of preclinical models, including pancreatic cancer, small cell lung cancer (SCLC), and medulloblastoma, IPI-926 has demonstrated significant anti-tumor activity. In addition, Infinity presented preclinical data suggesting a strong rationale for pursuing IPI-926 in clinical indications such as SCLC, bladder cancer, and ovarian cancer that are initially chemo-responsive, but eventually result in tumor relapse. IPI-926 has also demonstrated excellent pharmaceutical properties preclinically, including oral bioavailability, long plasma half-life and duration of action, and dose-dependent inhibition of tumor growth.

First Quarter 2009 Financial Results

Total revenue for the first quarter of 2009 was $9.4 million. This revenue was comprised of $8.7 million for reimbursed research and development (R&D) services and $0.7 million from the amortization of the deferred revenue associated with the grant of licenses under Infinity’s global strategic alliances with Mundipharma International Corporation, Ltd. and Purdue Pharmaceutical Products, L.P.

R&D expense was $21.2 million for the first quarter of 2009 as compared to $8.5 million for the first quarter of 2008. These results reflect, in part, changes in Infinity’s program collaborations:

•	All $8.7 million in reimbursed amounts related to Infinity’s November 2008 alliance agreements with Mundipharma and Purdue are recorded as R&D expense and as collaborative R&D revenue.

•

Infinity’s R&D expense of $8.5 million for the first quarter of 2008 reflected total R&D expenditures by Infinity of $12.9 million less $4.4 million that Infinity recorded as a credit to R&D expense under the cost sharing provisions of its alliance with AstraZeneca. In December 2008, Infinity reacquired from AstraZeneca all worldwide development and commercialization rights to its Hsp90 chaperone inhibitor program. Consequently, in the first quarter of 2009, Infinity did not record a credit to R&D expense related to its alliance with AstraZeneca.

In addition to the effect of the AstraZeneca reimbursable amounts, the increase in R&D expense in the first quarter of 2009 is primarily due to pipeline advancements, including higher clinical, pharmaceutical development, and salary and benefit expenses.

Following the reacquisition of the Hsp90 program by Infinity, AstraZeneca remained obligated to fund an amount equivalent to its share of Hsp90 program costs for the ensuing six-month period. AstraZeneca and Infinity agreed to settle these residual funding obligations remaining in 2009 through lump sum payments totaling $12.5 million. Infinity recorded this amount as income from residual funding in its statement of operations for the first quarter of 2009.

General and administrative expense was $5.3 million for the first quarter of 2009 as compared to $3.8 million in the first quarter of 2008. The increase primarily reflects growth in external consulting expenses related to early commercialization activities and higher salary and benefit expense.

Infinity’s net loss for the first quarter of 2009 was $4.0 million as compared to net income of $0.4 million for the first quarter of 2008. Basic and diluted loss per common share was $0.15 for the first quarter of 2009, compared to basic and diluted earnings per common share of $0.02 for the first quarter of 2008.

Infinity ended the quarter with $153.7 million in cash and investments.

2009 Financial Guidance

Based on the discontinuation of the RING trial and resulting changes in the development of Infinity’s Hsp90 chaperone inhibitor program, Infinity now anticipates a year-end cash and investments balance of $127-$137 million, excluding any amounts that Infinity may draw under its $50 million line of credit from Purdue. Infinity projects that it has sufficient capital, including the proceeds from this line of credit, to support its current operating plan into 2013.

Conference Call on Tuesday, May 5, 2009, at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Tuesday, May 5, 2009, at 8:30 a.m. EDT to discuss the quarter results and provide an R&D update. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-877-723-9522 (domestic) and 1-719-325-4754 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 chaperone inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the therapeutic potential of Infinity’s Hsp90 chaperone inhibitors, estimates of 2009 financial performance, the expectation that Infinity will have capital to support its current operating plan into 2013, the presentation or publication of clinical data for IPI-504, and the timing for the recommencement of enrollment in clinical trials of IPI-504 and IPI-493. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue Pharma will continue for its expected term or that it will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; and Infinity’s reliance on the strategic alliances with Mundipharma and Purdue Pharma. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Herceptin® and Taxotere® are registered trademarks of Genentech, Inc. and sanofi-aventis llc, respectively.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2009	December 31, 2008
Cash, cash equivalents and available-for-sale securities	$153,698,227	$126,771,687
Other current assets	8,732,566	9,846,179
Property and equipment, net	5,767,783	5,320,439
Loan commitment asset from Purdue entities	17,319,000	17,319,000
Other long-term assets	1,493,341	1,360,203

Total assets	$187,010,917	$160,617,508

Current liabilities	$16,246,469	$16,030,742
Deferred revenue from Purdue entities, less current portion	38,095,885	21,939,251
Other long-term liabilities	2,446,545	2,352,048
Total stockholders’ equity	130,222,018	120,295,467

Total liabilities and stockholders’ equity	$187,010,917	$160,617,508

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2009	2008
Collaborative research and development revenue*	$9,429,158	$11,391,458

Operating expenses:
Research and development	21,241,526	8,521,713
General and administrative	5,330,208	3,771,249

Total operating expenses	26,571,734	12,292,962

Loss from operations	(17,142,576)	(901,504)

Other income:
Income from residual funding after reacquisition of Hsp90 program	12,450,000	—
Net interest and investment income	742,124	1,323,994

Total other income	13,192,124	1,323,994

Net income (loss)	$(3,950,452)	$422,490

Basic earnings (loss) per common share	$(0.15)	$0.02

Diluted earnings (loss) per common share	$(0.15)	$0.02

Basic weighted average number of common shares outstanding	25,910,687	19,677,541

Diluted weighted average number of common shares outstanding	25,910,687	20,235,482

*	2009 amount from Purdue entities only

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